EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 (File No. 333-248966) of our report dated April 15, 2022, related to the consolidated financial statements of Neuropathix, Inc. as of December 31, 2021 and 2020 and for the years then ended, which appears in the Annual Report on Form 10-K of Neuropathix, Inc. for the year ended December 31, 2021. Our report on the consolidated financial statements of Neuropathix, Inc. includes an explanatory paragraph about the existence of substantial doubt concerning its ability to continue as a going concern.

Very truly yours,

/s/ dbbmckennon

3501

San Diego, California

April 15, 2022